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                    December 4, 2020

       Meenal A. Sethna
       Chief Financial Officer
       LITTELFUSE, INC.
       8755 West Higgins Road
       Suite 500
       Chicago, IL 60631

                                                        Re: LITTELFUSE, INC.
                                                            Form 10-K for the
Year Ended December 28, 2019
                                                            Filed February 21,
2020
                                                            File No. 000-20388

       Dear Ms. Sethna:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Jeff Gorski